UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DUNKIN’ BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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130 Royall Street

Canton, Massachusetts 02021

April 13, 2012

Dear Stockholder:

We cordially invite you to attend our 2012 Annual Meeting of Stockholders on Tuesday, May 15, 2012, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on May 15th.

Sincerely,

Nigel Travis Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2012

The Annual Meeting of Stockholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 15, 2012, at 10:00 a.m. (local time) to vote on:

•	Election of the three directors specifically named in the proxy statement, each for a term of three years.

•	Approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	Approval, on an advisory basis, of the frequency of the say-on-pay vote in the future.

•	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 5, 2012 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands stockholder as of the close of business on April 5, 2012, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 5, 2012, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett
Secretary

Canton, Massachusetts

April 13, 2012

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2012

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2012 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders may vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Stockholders of record at the close of business on April 5, 2012 are entitled to vote at the meeting. Each of the 120,308,827 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended December 31, 2011 (fiscal 2011) are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 15, 2012: This proxy statement and Annual Report and Form 10-K for fiscal 2011 are available at www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=17175.

If you received your 2012 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Dunkin’ Brands shares in your own name through our transfer agent, American Stock Trust & Transfer Company, or you have stock certificates), visit www.amstock.com to create a login and to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit AST’s website (www.amstock.com/ProxyServices/RequestMaterials.asp) to change your delivery preference or call them at (800) 937-5449.

If you hold your Dunkin’ Brands stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

In March of 2006, we were acquired by investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Thomas H. Lee Partners, L.P. (collectively, the “Sponsors”). In July 2011, we issued and sold 22,250,000 shares of common stock and certain of our stockholders sold 3,337,500 shares of common stock at a price of $19.00 per share in our initial public offering (the “IPO”). Following the IPO and a subsequent secondary offering of shares by the Sponsors in November 2011, the Sponsors continued to beneficially own a controlling interest in us. Following the recent completion of another secondary offering of shares by the Sponsors on April 3, 2012 (the “2012 Secondary Offering”), the Sponsors presently own less than a majority of the outstanding shares of our common stock.

Board structure and committee composition

Our board of directors has established an audit committee, a compensation committee and, effective upon the completion of the 2012 Secondary Offering, a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our board of directors. The members of each committee are appointed by the board of directors and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, each of the Sponsors has a contractual right to nominate two directors to our board for as long as such Sponsor owns at least 10% of our outstanding common stock (and one director for so long as such Sponsor owns at least 3% of our outstanding common stock) and we and the Sponsors have agreed that, so long as the investor agreement between the Company and the Sponsors is in effect, subject to applicable law and stock exchange regulations, they will support at least one nominee from each Sponsor to serve on the compensation committee. A copy of the investor agreement is filed as Exhibit 10.18 to our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 26, 2012. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Prior to the 2012 Secondary Offering, we availed ourselves of the “controlled company” exception under the NASDAQ Marketplace Rules, and did not have a majority of independent directors, did not have a nominating committee, and our compensation committee was not composed entirely of independent directors as defined under the NASDAQ Marketplace Rules. Following the completion of the 2012 Secondary Offering, we are no longer a “controlled company” under the NASDAQ Marketplace Rules, and will comply fully with the governance requirements of the NASDAQ Global Select Market, subject to a phase-in schedule. Accordingly, effective upon the completion of the offering we formed a nominating and corporate governance committee that includes one independent director and we added one independent director to our compensation committee. Within 90 days of the closing date of the 2012 Secondary Offering (July 3, 2012), we will be required to have a majority of committee members that are independent, and all members of the nominating and corporate governance committee and compensation committee will be required to be independent within one year of the closing date of the 2012 Secondary Offering (April 4, 2013). In addition, within one year of the closing date of the 2012 Secondary Offering, we will be required to have a majority of independent directors on our board. The “controlled company” exception that we previously relied upon did not modify the independence requirements for our audit committee, and we remain in compliance with the applicable requirements of the Sarbanes-Oxley Act and the NASDAQ Marketplace Rules relating to our audit committee. These rules require that our audit committee be composed of at least three members, all of whom must be independent within one year of our IPO (July 26, 2012). Our audit committee currently includes two independent directors.

Our Board of Directors held eight meetings in fiscal 2011. Each director attended at least 75% of the Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served.

During fiscal 2011, the Board of Directors had two standing Committees: Audit and Compensation. The table below provides information about the membership of these committees during fiscal 2011:

Name	Audit		Compensation
Todd Abbrecht	X
Anita Balaji	X
Andrew Balson
Anthony DiNovi			X
Michael Hines	X	*
Sandra Horbach	X		X	*
Jon Luther
Mark Nunnelly			X
Nigel Travis
Joseph Uva	X
Todd Cook**	X

Number of meetings during fiscal 2011	8		3

*	Chair
**	Mr. Cook resigned from the Board of Directors in July 2011

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•

Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•

Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our board of directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Ms. Balaji, Mr. Hines and Mr. Uva. The Board has determined that Mr. Hines and Mr. Uva are each an independent director and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. We completed our initial public offering in July 2011 and, as a result, we have relied on the exemption provided in Section 10A-3(b)(1)(iv) of the Securities Exchange Act of 1934, as amended. This exemption provides, in part, that a minority of the members of our audit committee may be exempt from the independence requirements of the Exchange Act for one year from the date of effectiveness of our initial registration statement. Accordingly, we expect our audit committee to be made up entirely of independent directors on or before July 26, 2012. We have determined that the fact that our audit committee is made up in the majority but not entirely of independent directors does not materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of The NASDAQ Global Select Market and the Securities and Exchange Commission. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the board of directors in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our board of directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The compensation committee consists of Mr. DiNovi, Ms. Horbach, Mr. Nunnelly and, since the completion of the 2012 Secondary Offering, Mr. Uva. Ms. Horbach serves as chair of the compensation committee. The compensation committee met 3 times in fiscal 2011. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to identify individuals qualified to become members of the board of directors, to recommend director nominees for each annual meeting of the stockholders, to recommend nominees for election, to fill any vacancies of the board of directors, and to address related matters. The nominating and corporate governance committee will also develop and recommend to the board of directors corporate governance principles applicable to the Company and will be responsible for leading the annual review of the board’s performance. The nominating and governance committee consists of Mr. Abbrecht, Ms. Balaji and Mr. Hines. Mr. Hines serves as chair of the nominating and corporate governance committee. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our directors during 2011. Directors who are employees of the Company or the Sponsors do not receive any fees for their services as directors. Mr. Travis’ compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Earned Or Paid In Cash($)		Stock Awards ($)(2)	Total($)
Jon Luther	$800,000	(1)	—	$800,000
Michael Hines	$33,938		$70,889	$104,827
Joseph Uva	$11,087		$47,489	$58,576

(1)

In accordance with Mr. Luther’s Transition Agreement dated June 30, 2010, he receives director compensation paid quarterly in arrears for his services as outside director in the amount of $50,000 per annum. He also receives compensation for his services as Chairman (“Chairman Fee”). For the period of

January 1, 2011 through June 30, 2011, this Chairman Fee was equal to $500,000, paid quarterly in arrears. For the period of July 1, 2011 through December 31, 2011, this Chairman Fee was equal to $250,000, paid quarterly in arrears.
(2)	Reflects the grant date fair value of restricted units granted to participating nonemployee directors. The grant date fair value was calculated by multiplying the number of shares granted to the director by the per-share offering price of our common stock in the IPO, in the case of Mr. Hines and the closing price of our common stock on December 12, 2011 in the case of Mr. Uva. These grants represent the prorated value of the annual equity value we intend to deliver to our non-employee directors ($85,000) in accordance with our non-employee director compensation program, described below. Both grants were pro-rated to reflect the respective director’s partial year of service.

Mr. Luther is a party to a Transition Agreement with the Company pursuant to which he is entitled to receive compensation in respect of his service as a member and non-executive Chairman of the Board. The term of this agreement began on July 1, 2010 and ends on June 30, 2013. This agreement entitles him to an outside director’s fee at the rate of $50,000 per year and a fee for serving as Chairman. The Chairman’s fee is equal to $1,000,000 for the period from July 1, 2010 to June 30, 2011, $500,000 for the period from July 1, 2011 to June 30, 2012 and $250,000 for the period from July 1, 2012 to June 30, 2013. The Company accrued in 2010 for the entire amount of fees under this agreement except for the outside director’s fee and each fee is paid quarterly in arrears. The Company has also agreed to reimburse Mr. Luther for certain insurance-related costs during the term of the agreement, including the cost of a Medicare supplemental insurance policy for Mr. Luther and his wife, monthly premium costs for dental insurance and premium costs for basic term life insurance, executive life insurance and whole life insurance. The Company has also agreed to provide him with reimbursement of all reasonable business expenses and administrative support in his role as Chairman. If we terminate Mr. Luther’s service without cause or he ceases to serve as a director due to his death or a failure to be re-elected to the Board and no circumstances exist which would constitute cause, we are obligated to pay the balance of the Board and Chairman fees that would otherwise have been payable through the end of the term. Our obligation to pay such severance benefit is conditioned upon the execution (without revocation) of a timely and effective release of claims. Mr. Luther has agreed not to compete with us and not to solicit our employees and franchisees during his service and for two years following a termination of such service and to not disclose confidential information during and after his service with the Company.

Under our director compensation program, each member of our board of directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director as follows. Each director receives an annual retainer of $60,000 for Board services. The chair of the Audit Committee receives an additional annual retainer of $15,000 and the chair of the Compensation Committee receives an additional annual retainer of $12,500. Directors may elect to take deferred stock units in lieu of cash retainers. In addition, independent directors receive an annual grant of restricted stock units with a fair market value equal to $85,000. During 2011, none of the directors affiliated with the Sponsors were compensated for board service.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of three Directors with terms expiring in 2012 (Class I), three Directors with terms expiring in 2013 (Class II) and four Directors with terms expiring in 2014 (Class III). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class I Director nominees will stand for election to a three-year term expiring at the 2015 Annual Meeting. The persons named in the enclosed proxy will vote to elect Anthony DiNovi, Sandra Horbach and Mark Nunnelly as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated their willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2015 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Anthony DiNovi, 49

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. (“THL”). Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Within the last five years, Mr. DiNovi formerly served on the boards of Michael Foods, Inc., American Media Operations, Inc., Vertis, Inc. and Nortek, Inc. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Sandra Horbach, 51

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as head of the Global Consumer and Retail team. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. Ms. Horbach currently serves as a director of NBTY, Inc.

and CVC Brasil Operadora e Agência de Viagens S.A., as well as a number of not-for-profit organizations. She has also served on the boards of Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 53

Director since 2006

Mr. Nunnelly is a Managing Director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1990, Mr. Nunnelly was a Partner at Bain & Company, with experience in the U.S., Asian and European strategy practices. Mr. Nunnelly managed client relationships in a number of areas, including manufacturing, consumer goods and information services. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. He has also founded and had operating responsibility for several new ventures. Mr. Nunnelly is a member of the board of directors of OSI Restaurant Partners, LLC (Outback Steakhouse), as well as a number of private companies and not-for-profit corporations, and formerly served on the board of Domino’s Pizza, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the board.

Directors with Terms Expiring in 2013 (Class II Directors)

Todd Abbrecht, 43

Director since 2006

Mr. Abbrecht is a Managing Director at THL. Mr. Abbrecht joined THL in 1992. Mr. Abbrecht is currently a Director of Warner Chilcott Corporation, Aramark Corporation, Intermedix Corporation and inVentiv Health, Inc. Within the last five years, Mr. Abbrecht formerly served on the boards of Michael Foods, Inc., National Waterworks Holdings, Inc. and Simmons Company. Mr. Abbrecht was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Anita Balaji, 34

Director since 2011

Ms. Balaji is a Vice President at The Carlyle Group, where she focuses on buyout opportunities in the consumer and retail sector. Prior to joining Carlyle in 2006, Ms. Balaji worked at Behrman Capital, a private equity firm based in New York. Previously, she was with the mergers and acquisitions group at Goldman, Sachs & Co., focusing on consumer and retail transactions. Ms. Balaji has broad experience in transactions in the consumer and retail industries.

Andrew Balson, 45

Director since 2006

Mr. Balson is a Managing Director at Bain Capital Partners, LLC. Prior to joining Bain Capital Partners, LLC in 1996, Mr. Balson was a consultant at Bain & Company, where he worked in the technology, telecommunications, financial services and consumer goods industries. Previously, Mr. Balson worked in the Merchant Banking Group at Morgan Stanley & Co. and in the leveraged buyout group at SBC Australia. Mr. Balson serves on the Boards of Directors of OSI Restaurant Partners, LLC, Fleetcor Technologies, Inc. and Domino’s Pizza Inc. as well as a number of other private companies. Mr. Balson formerly served on the board of Burger King Holdings, Inc. Mr. Balson has extensive experience as a director on the board of directors of public companies, including companies in the quick service restaurant business, and brings strong strategic management and planning skills to the board.

Directors with Terms Expiring in 2014 (Class III Directors)

Jon Luther, 68

Director since 2003

Mr. Luther has served as non-executive Chairman of the Board since July 2010 and prior to that as Chairman from January 2009. He previously served as Chief Executive Officer of Dunkin’ Brands from January 2003 to March 2006 and was appointed to the additional role of Chairman in March 2006. Prior to joining Dunkin’ Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, from February 1997 to December 2002. Prior to Popeyes, Mr. Luther was President of CA One Services, a subsidiary of Delaware North Companies, Inc. Mr. Luther is also a director of Six Flags Entertainment Corporation and Brinker International, Inc., Chairman of the Board of Arby’s Restaurant Group and a former director of Wingstop Restaurants, Inc. As our current non-executive Chairman of the Board and our former Chief Executive Officer, Mr. Luther brings unique current and historical perspective and insights into our operations to our board of directors.

Michael Hines, 56

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. and was a director of The Yankee Candle Company, Inc. from 2003 to 2007. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Nigel Travis, 62

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the role of President of Dunkin’ Donuts in October 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves on the board of directors of Office Depot, Inc., and Lorillard, Inc. but will not seek re-election to the board of directors of Lorillard at their upcoming annual meeting of shareholders. Mr. Travis formerly served on the board of Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the QSR and retail industries, to the board.

Joseph Uva, 56

Director since 2011

Mr. Uva currently works as an independent consultant in the media and communications industry, and previously served as President and Chief Executive Officer of Univision Communications, Inc., a Spanish language media company, from April 2007 through March 2011. From 2002 to 2007, Mr. Uva was President and Chief Executive Officer of OMD Worldwide Group, a subsidiary of Omnicom Media Group Holdings, Inc., a media communications firm. Mr. Uva served as a director of Univision Communications, Inc. from 2007 until March 2011 and as a director of TiVo Inc. from 2004 through July 2011. Mr. Uva brings extensive executive experience and knowledge of media and advertising, as well as service on the boards of other public companies, to the board.

CORPORATE GOVERNANCE

Board Independence. Our Corporate Governance Guidelines provide that after we complete any phase-in period permitted under NASDAQ Marketplace Rules, our Board of Directors will consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of NASDAQ. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. Our Board has affirmatively determined that each of Mr. Uva and Mr. Hines is independent under the governance and listing standards of NASDAQ.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provides that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Prior to the formation of our Nominating and Corporate Governance Committee, our entire Board of Directors was responsible for nominating candidates for election to the Board at the Company’s annual meeting of stockholders and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.” Our Board of Directors determined that while we were a controlled company, it was appropriate not to have a policy with regard to the consideration of director candidates recommended by stockholders. As a result of the 2012 Secondary Offering, we are no longer a controlled company. Accordingly, the Nominating and Corporate Governance Committee intends to develop such a policy, including the procedures to be followed by stockholders in submitting such recommendations.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Jon Luther, our current non-executive Chairman of the Board of Directors, served as the Chief Executive Officer of Dunkin’ Brands from 2003 to 2009. The Board believes that the separate roles of Mr. Luther and Mr. Travis, our Chief Executive Officer, are in the best interests of Dunkin’ Brands and its stockholders. Mr. Luther has wide-ranging, in-depth knowledge of our business arising from his many years of service to Dunkin’ Brands and, as a result, provides effective leadership for the Board and support for Mr. Travis and other management. The structure permits Mr. Travis to devote his attention to leading Dunkin’ Brands and focusing on our business strategy.

Policies Relating to Directors. It is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the Annual Meeting of Stockholders.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the code is posted on our website, which is located at www.dunkinbrands.com. We intend to disclose any future amendments to, or waivers from, the Code for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. Dunkin’ Brands strives to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•

Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•

Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•

Our Neighbors. We are dedicated to serving the basic needs of our local communities—from providing food for the hungry and support for children’s health and wellness, to ensuring our neighborhoods are safe and secure.

In 2011, Dunkin’ Brands published our first Corporate Social Responsibility (CSR) report in which we highlighted our efforts to date as well as short and long-term goals in areas such as nutrition, sourcing, packaging and sustainable building. This first report focuses on our corporate functions and North American facilities owned and operated by Dunkin’ Brands or our subsidiaries for the year 2010. We plan to report on a two-year cycle and our 2012 CSR Report will include highlights of our international efforts as well. A copy of the report is available on our website.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating and Corporate Governance Committee are available on our website at www.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board. The transactions in the disclosure below took place prior to us becoming a public company and prior to the adoption of these policies and accordingly, were not reviewed under these policies at the time of their adoption.

Registration rights agreement

In 2006, in connection with the consummation of our acquisition by investment funds affiliated with the Sponsors (the “Acquisition”), we entered into a registration rights and coordination agreement with the Sponsors and certain other stockholders. In connection with our IPO, the registration rights and coordination agreement was amended and restated. The registration rights agreement, as amended, provides the Sponsors with certain demand registration rights. In addition, in the event that we register additional shares of common stock for sale to the public, we will be required to give notice of such registration to the Sponsors and the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors and such holders will have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors or other holders described above. The amended and restated registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors. The amended and restated registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, who we refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Management agreement

In connection with the Acquisition, we entered into a management agreement with certain affiliates of each of the Sponsors (the “Management Companies”), pursuant to which the Management Companies provided us with certain consulting and management advisory services. In exchange for these services, we paid the Management Companies an aggregate annual management fee equal to $3.0 million, and we reimbursed the Management Companies for out-of-pocket expenses incurred by them, their members, or their respective affiliates in connection with the provision of services pursuant to the management agreement. In addition, the Management Companies were entitled to a transaction fee in connection with any financing, acquisition, disposition or change of control transaction equal to 1% of the gross transaction value, including assumed liabilities, for such transaction. The management agreement included customary exculpation and indemnification provisions in favor of the Management Companies, the Sponsors and their respective affiliates. In connection with our IPO, the management agreement was terminated in exchange for a payment to the Management Companies of approximately $14 million. The indemnification and exculpation provisions in favor of the Management Companies survive such termination.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of April 5, 2012 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors, nominees and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding common stock:
Bain Capital Integral Investors 2006, LLC and Related Funds(2)	12,242,613	10.2%
Carlyle Partners IV, L.P. and Related Funds(3)	12,242,614	10.2%
Thomas H. Lee Equity Fund V, L.P. and Related Funds(4)	12,242,610	10.2%
FMR, LLC(5)	14,277,050	11.9%
Morgan Stanley(6)	7,627,846	6.3%

Directors and executive officers:
Nigel Travis	1,222,409	1.0%
Neil Moses	57,280	*
John Costello	52,126	*
Paul Twohig	64,456	*
William Mitchell	36,403	*
Neal Yanofsky	—	*
Todd Abbrecht(7)	—	*
Andrew Balson(8)	—	*
Anita Balaji(9)	—	*
Anthony DiNovi(7)	—	*
Sandra Horbach(9)	—	*
Michael Hines	3,730	*
Jon Luther(10)	1,054,829	*
Mark Nunnelly(8)	—	*
Joseph Uva	1,887	*
All Directors, Nominees and Executive Officers as a Group (22 persons)	2,790,194	2.3%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on April 5, 2012 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,148,032), Mr. Moses (34,848), Mr. Costello (29,694), Mr. Twohig (21,409), Mr. Mitchell (13,621) and all directors, nominees and executive officers as a group (1,387,909). Includes shares of restricted common stock subject to vesting conditions: Mr. Luther (374,864), Mr. Hines (3,730), Mr. Uva (1,887) and all directors, nominees and executive officers as a group (426,117).
(2)

The shares included in the table consist of: (i) 12,126,832 shares of common stock owned by Bain Capital Integral Investors 2006, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 112,273 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI; and (iii) 3,508 shares of common stock owned by BCIP Associates-G, whose managing general partner is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and BCIP Associates-G (collectively, the “Bain Capital Entities”). Voting and investment determinations with respect to the shares held by the Bain Capital Entities are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Matthew Levin, Ian Loring, Philip Loughlin, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi, Michael Ward and Stephen Zide.

As a result, and by virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of the investment committee of BCI disclaims beneficial ownership of such shares. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, 200 Clarendon Street, Boston, MA 02116.
(3)	The shares included in the table consist of: (i) 11,761,068 shares of common stock owned by Carlyle Partners IV, L.P.; and (ii) 481,546 shares of common stock owned by CP IV Coinvestment, L.P. (collectively, the “Carlyle Funds”). TC Group IV, L.P. is the general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TC Group IV Managing GP, L.L.C. is the general partner of TC Group IV, L.P. TC Group, L.L.C. is the managing member of TC Group IV Managing GP, L.L.C. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. Accordingly, each of TC Group IV, L.P., TC Group IV Managing GP, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. may be deemed to share beneficial ownership of the shares of our common stock owned of record by each of the Carlyle Funds. TCG Holdings L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the members of the TCG Holdings, L.L.C. managing board, may be deemed to share beneficial ownership of shares of our common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. Each of the Carlyle Funds has an address c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.
(4)	The shares included in the table consist of: (A)(i) 9,321,307 shares of common stock owned by Thomas H. Lee Equity Fund V, L.P.; (ii) 2,418,505 shares of common stock owned by Thomas H. Lee Parallel Fund V, L.P.; and (iii) 128,434 shares of common stock owned by Thomas H. Lee Equity (Cayman) Fund V, L.P. (collectively, the “THL Funds”), (B) 180,655 shares of common stock owned by Thomas H. Lee Investors Limited Partnership (the “THL Co-Invest Fund”), and (C)(i) 63,355 shares of common stock owned by Putnam Investments Employees’ Securities Company I LLC; (ii) 56,566 shares of common stock owned by Putnam Investments Employees’ Securities Company II LLC; and (iii) 73,788 shares of common stock owned by Putnam Investment Holdings, LLC (collectively, the “Putnam Funds”). The THL Funds’ general partner is THL Equity Advisors V, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose manager is THL Holdco, LLC (collectively, the “THL Advisors”). The general partner of the THL Co-Invest Fund is THL Investment Management Corp. The Putnam Funds are co-investment entities of the THL Funds. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company I LLC (“ESC I”) and Putnam Investments Employees’ Securities Company II LLC (“ESC II”). Holdings disclaims any beneficial ownership of any shares held by ESC I or ESC II. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. The Putnam Funds and the THL Co-Invest Fund are contractually obligated to co-invest (and dispose of securities) alongside the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of the THL Advisors and Messrs. DiNovi and Sperling disclaims beneficial ownership of such shares. Each of the THL Advisors, the THL Funds and the THL Co-Invest Fund has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. Each of the Putnam Funds has an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.
(5)

The information regarding FMR LLC is based solely on information included in Amendment No. 1 to its Schedule 13G filed by FMR LLC with the SEC on February 14, 2012. FMR LLC reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,274,950 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC,

through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 14,274,950 shares owned by the funds. FMR LLC reported its address as 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	The information regarding Morgan Stanley is based solely on information included in its Schedule 13G filed by Morgan Stanley with the SEC on February 8, 2012. Morgan Stanley reported that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley reported its address as 1585 Broadway, New York, New York 10036 and reported the address of Morgan Stanley Investment Management Inc. as 522 Fifth Avenue, New York, New York 10036.
(7)	Does not include shares of common stock held by the THL Funds, the THL Co-Invest Fund or the Putnam Funds. Each of Messrs. Abbrecht and DiNovi is a Managing Director of Thomas H. Lee Partners, L.P. and Mr. DiNovi is a Co-President of Thomas H. Lee Partners, L.P. In addition, Mr. DiNovi serves on the management committee that makes voting and investment determinations with respect to the shares held by the THL Funds and as a result, and by virtue of the relationships described in footnote (4) above, may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of Messrs. Abbrecht and DiNovi disclaims beneficial ownership of the shares referred to in footnote (4) above. The address for Messrs. Abbrecht and DiNovi is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.
(8)	Does not include shares of common stock held by the Bain Capital Entities. Each of Messrs. Balson and Nunnelly is a Managing Director and serves on the investment committee of BCI and as a result, and by virtue of the relationships described in footnote (2) above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. Each of Messrs. Balson and Nunnelly disclaims beneficial ownership of the shares held by the Bain Capital Entities. The address for Messrs. Balson and Nunnelly is c/o Bain Capital Partners, LLC, 200 Clarendon Street, Boston, MA 02116.
(9)	Does not include shares of common stock held by the Carlyle Funds, each of which is an affiliate of The Carlyle Group. Ms. Horbach is a Managing Director, and Ms. Balaji is a Vice President, of The Carlyle Group. Each of Ms. Horbach and Ms. Balaji disclaims beneficial ownership of the shares held by the Carlyle Funds. The address for Ms. Horbach and Ms. Balaji is c/o The Carlyle Group, 520 Madison Avenue, Floor 43, New York, NY 10022.
(10)	Includes 27,402 shares held by Jon L. Luther 2009-A Grantor Retained Annuity Trust and 33,934 shares of common stock held by Jon L Luther 2010-A Grantor Retained Annuity Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, except that on November 23, 2011 Bill Mitchell and Neil Moses each filed a Form 4 relating to the satisfaction of certain performance conditions for certain of their option awards that occurred on August 1, 2011. The failure to report this transaction on time was inadvertent and was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2011 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. Our “named executive officers” for fiscal 2011 are:

•	Nigel Travis, Chief Executive Officer

•	Neil Moses, Chief Financial Officer

•	John Costello, Chief Global Marketing & Innovation Officer

•	Paul Twohig, Chief Operating Officer, Dunkin’ Donuts U.S.

•	William Mitchell, Chief Brand Officer, Baskin-Robbins U.S.

•	Neal Yanofsky, Former President—International, Dunkin’ Brands(1)

(1)	Mr. Yanofsky resigned from his position as President-International, Dunkin’ Brands on September 22, 2011.

Overview of Compensation and Fiscal 2011 Performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to achievement of our financial, operating, and strategic goals;

•	rewarding individual performance and contribution to our success; and

•

aligning the interests of our executive officers with those of our shareholders by delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. Our executive compensation program is designed to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of these executives.

Highlights of 2011 performance

We achieved strong financial performance in fiscal 2011, and we believe that our named executive officers were instrumental in helping us to achieve these results. Highlights of our fiscal 2011 performance include the following:

•	Grew worldwide sales: Grew worldwide system-wide sales by 9.1% over fiscal year 2010 (system-wide sales grew 7.4% on a 52-week basis).

•

Drove profitable comparable store sales in Dunkin’ Donuts U.S. and Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 5.1% and Baskin-Robbins U.S. comparable store sales by 0.5%.

•	Expanded our presence globally: Opened 601 (net) new Dunkin’ Donuts and Baskin-Robbins locations globally bringing Dunkin’ Brands total points of distribution to 16,794 as of year-end.

•	Increased net income: Increased net income 28.2% to $34.4 million; adjusted net income increased 15.9% to $101.7 million.

•	Increased operating income: Increased operating income 6.1% to $205.3 million and adjusted operating income increased 16.2% to $270.7 million.

•	Increased revenue: Increased revenues 8.8% to $628.2 million from $577.1 million in fiscal year 2010 (revenues increased 7.5% on a 52-week basis).

•

Successfully completed public offerings: In July 2011, we successfully completed an initial public offering and our common stock became listed on The NASDAQ Global Select Market under the symbol “DNKN” and in November 2011 our Sponsors completed a secondary offering of shares of our common stock.

This performance translated into results that exceeded our expectations for fiscal 2011. Based on our global adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), the measure that determined our 2011 Dunkin’ Brands, Inc. Short-Term Incentive Plan (STI Plan) funding, our Compensation Committee approved STI Plan funding at 120% of target, in accordance with the terms of this plan. Global adjusted EBITDA excludes the impact of certain items, including stock compensation, management fees paid to our Sponsors and impairment charges.

“Adjusted net income” and “adjusted operating income” are non-GAAP financial measures. An explanation of how we calculate these measures is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

Compensation framework: policies and process

Roles of Compensation Committee and Chief Executive Officer in compensation decisions

Our Compensation Committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to, and any employment and related agreements entered into with, our executive officers, and administering our equity compensation plans and awards. Following the IPO, our Board generally has been responsible for approving, after receiving the recommendation or approval of the Compensation Committee, equity awards to our executive officers in order to qualify these awards as exempt awards under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Chief Executive Officer provides recommendations to our Compensation Committee with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our named executive officers, excluding himself, and the other executive officers who report to him. Our Compensation Committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations for the compensation of our executive officers, excluding himself. When making compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the officer’s experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay levels for similar positions at comparable companies. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting. Our Compensation Committee has, and it has exercised, the ability to increase or decrease amounts of compensation recommended by our Chief Executive Officer.

Competitive market data and use of compensation consultants

As part of our preparation in 2011 to become a public company, management engaged Frederic W. Cook & Co., Inc. (“Cook”) to conduct a review of the competitiveness of the Company’s executive compensation levels and opportunities and provide preliminary recommendations for change, as appropriate. The analysis included a study of senior executive direct compensation levels and opportunities, as well as equity “carried interest” levels. Carried interest represents executive ownership levels attributable to unexercised stock options, outstanding full-value equity awards and directly owned shares. As part of this evaluation, Cook developed, and the Compensation Committee approved, a peer group of companies against which to assess the three key components comprising our named executive officers’ compensation: base salary, annual cash bonus and long-term equity incentives. This peer group consists of the following 14 publicly-traded restaurant companies listed below. Cook does not provide any consulting services to the Company other than as described in this section.

Brinker International	Darden Restaurants	Panera Bread	Wendy’s Co.

Cheesecake Factory	DineEquity	Ruby Tuesday	Yum! Brands

Chipotle Mexican Grill	Domino’s Pizza	Starbucks

Cracker Barrel	Jack In The Box	Tim Horton’s

In terms of size, our enterprise value as of December 2011 is between the median and the 75th percentile of the peer companies and our 2011 EBITDA is between the 25th percentile and the median.

Following the IPO, the Company, on behalf of the Compensation Committee, has retained Cook as its independent compensation consultant. Since the IPO, Cook has advised the Company’s management in connection with developing a strategy for granting long-term incentive awards in future fiscal years. The Compensation Committee may decide to have Cook or another compensation consultant provide market data on the peer group of companies identified above or such other peer group as our Compensation Committee may identify from time to time with respect to years following 2011. Our Compensation Committee intends to review this peer group at least annually to ensure that it is appropriate, reflective of our company size and includes the companies against which we compete for executive talent. Since the IPO, our Compensation Committee has not benchmarked total executive compensation or individual compensation elements against a peer group.

Elements of named executive officer compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers. Compensation for our named executive officers consists of the following elements for fiscal 2011:

Element	Description	Primary objectives
Base Salary	• Fixed cash payment	• Attract and retain talented individuals • Recognize career experience and individual performance • Provide competitive compensation

Short-Term Incentives	• Performance-based annual cash incentives	• Promote and reward achievement of the Company’s annual financial and strategic objectives and individualized personal goals

Long-Term Incentives	• Time and performance-based stock options and time-based restricted stock awards	• Align executive interests with shareholder interests by tying value to long-term stock performance • Attract and retain talented individuals

Element	Description	Primary objectives
Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and disability insurance (STD & LTD) • Retirement Savings / 401(k) Plan • Non-qualified deferred compensation plan	• Provide competitive benefits • Provide tax-efficient retirement savings • Provide tax-efficient opportunity to supplement retirement savings

Executive Perquisites	• Executive physical for Vice Presidents and above • Supplemental LTD Insurance	• Promote health and well being of senior executives • Provide competitive benefits

Base salary

Base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer (other than his own) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Adjustments to base salaries are based on the level of an executive’s responsibilities and his or her individual contributions, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer’s current salary, equity holdings, including stock options, and the amounts paid to individuals in comparable positions as determined through the use of executive compensation surveys. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and based on the achievement of performance objectives.

Short-term incentive plan

In addition to receiving base salaries, executives participate in the STI Plan, our annual management incentive plan. We believe that annual incentives should be based upon actual performance against specific business objectives. The funding of the STI Plan is based on the level of achievement of our global EBITDA target. The Compensation Committee chose EBITDA as the performance metric that would establish the funding levels under the plan in order to ensure that the Company had a sufficient level of earnings to fund bonuses to be paid out of this plan. In addition, the use of EBITDA provides a link between the compensation payable to our executives and the value we create for our shareholders. The Compensation Committee sets the global EBITDA target at a level it believes is both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target. The potential STI Plan payout for each eligible employee (based on the employee’s target bonus) is aggregated to create a STI Plan pool at target. The level of funding under the STI Plan ranges from 0% to 200% of that target pool based on our actual performance relative to the global EBITDA goal, with a threshold funding level established by the Compensation Committee based on the minimum level of global EBITDA performance that would result in any funding under the STI Plan.

Once our global EBITDA performance is determined after the close of the fiscal year, the funding level for the STI Plan is established. This incentive plan funding is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and system-wide sales. These specific goals are chosen due to their impact on our profitability. These goals are categorized into three categories: Primary, Secondary and Personal. Primary business goals are key financial goals which are most relevant to the executive based on his or her role within the Company and his or her ability to impact certain aspects of our business. Secondary business goals are financial goals which are influenced or impacted by the activities of a broader organization/group. The Secondary business goals are often shared among executives in order to create more cross-functional collaboration. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the executive. Performance against each goal category is measured separately. The goals are generally weighted as follows: Primary (35%), Secondary (30%) and Personal (35%). The achievement of Personal goals is taken into account solely on a discretionary basis. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

The table below lists the 2011 Primary and Secondary business goals for each named executive officer. The Compensation Committee establishes these goals for Mr. Travis although, under the terms of his employment agreement, he is entitled to a bonus based solely on achievement of EBITDA. See “Narrative disclosure to summary compensation table and grants of plan-based awards table” for more information about the terms of Mr. Travis’ bonus entitlement.

Named executive officer Title	Goal type	Metric
Nigel Travis	Primary	Dunkin’ Brands Inc. Global Total Revenue
Chief Executive Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%) Dunkin’ Brands Inc. International System-Wide Sales (20%)

Neil Moses	Primary	Dunkin’ Brands Inc. Global Total Revenue
Chief Financial Officer	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%)
Dunkin’ Brands Inc. International System-Wide Sales (20%)

John Costello	Primary	Dunkin’ Brands Inc. U.S. Comparable Sales (80%)
Chief Global Marketing and Innovation Officer	Secondary	Dunkin’ Brands Inc. International System-Wide Sales (20%) Dunkin’ Brands Inc. Global Total Revenue

Paul Twohig	Primary	Dunkin’ Brands Inc. U.S. Comparable Sales
Chief Operating Officer, Dunkin’ Donuts U.S.	Secondary	Dunkin’ Brands Inc. Global Total Revenue

William Mitchell	Primary	Baskin Robbins U.S. Comparable Sales
Chief Brand Officer, Baskin-Robbins U.S.	Secondary	Baskin Robbins Total U.S. Revenue

Neal Yanofsky	Primary	Dunkin’ Brands Inc. International System-Wide Sales
Former President— International, Dunkin’ Brands	Secondary	Dunkin’ Brands Inc. Global Total Revenue

2011 Personal goals included relevant strategic and operational goals for the respective named executive officer, including:

•	increasing customer satisfaction scores;

•	enrolling franchisees into our new retail technology platforms;

•	developing our long-term growth strategy for our international operations;

•	increasing franchise profitability; and

•	developing future retail store concepts.

The achievement of Personal goals under the STI Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee on a discretionary basis.

At the conclusion of the fiscal year, global EBITDA results are determined by our finance department based on audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) global EBITDA results for the occurrence of extraordinary events affecting global EBITDA performance. In addition, in setting the global EBITDA thresholds and determining our achievement of such thresholds, our Compensation Committee may exclude revenue and expenses related to our business as it deems appropriate. After the

Compensation Committee sets the bonus pool under the STI Plan based on its determination of the level of our global EBITDA achieved, our Chief Executive Officer then recommends amounts payable to each named executive officer (other than himself) under the STI Plan based on that individual’s performance against his or her Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’ bonus. STI Plan awards may be adjusted based on considerations deemed appropriate by our Compensation Committee, including personal performance.

Long-term equity incentive program

The primary goals of our equity incentive program are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of service-based vesting requirements. Our long-term equity program for executive officers prior to the IPO consisted of stock options that were more heavily weighted towards stock options with performance-based vesting requirements. Stock option awards granted prior to the IPO were divided so that 30% were time-vested options (tranche 4) and 70% were performance-based options that vest based on time and investment returns to the Sponsors (tranche 5). The combination of time- and performance-vesting of these awards was designed to compensate executives for their long-term commitment to the Company, while incentivizing sustained increases in our financial performance and helping to ensure that the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The tranche 4 options generally vest in equal installments of 20% on each of the first five anniversaries of the vesting commencement date, which is typically the date the option grants were approved by the Compensation Committee.

The tranche 5 options generally become eligible to vest in tandem with the vesting of tranche 4 options, but do not actually vest unless a pre-established performance condition is also achieved. The performance condition is satisfied by the Sponsors’ receipt of a targeted return on their initial investment in the Company, measured at the time of a sale or disposition by the Sponsors of all or a portion of the Company. If the Sponsors receive a specified level of investment return on such sale or disposition, the performance condition is met for a percentage of tranche 5 options equal to the percentage of shares sold by the Sponsors to that point. If, in cumulative sales, dispositions and dividends, the Sponsors receive a specified level of return on their entire original investment, the performance condition is met for 100% of the tranche 5 options. Assuming continued payment of our quarterly dividend to all shareholders (including the Sponsors), we expect that the performance condition will be met for 100% of the outstanding tranche 5 options during fiscal 2012. We believe this vesting schedule appropriately supports our retention objective while allowing our executives to realize compensation in line with the value they have created for our Sponsor-shareholders. If the performance condition is achieved, but the service condition is not, the tranche remains subject to the time-based vesting schedule described above.

Our named executive officers received grants of stock options in connection with the commencement of their employment and, in 2011, Messrs. Costello and Twohig received grants of stock options as an additional incentive to encourage their retention. In determining the size of the long-term equity grants to be awarded to our named executive officers, the Compensation Committee takes into account a number of factors such as long-term incentive values typically awarded to executives holding positions in similarly-situated companies and internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards of currently employed executives. To date, there has been no program for awarding annual grants, and our Compensation Committee retains discretion to grant stock options or other equity-based awards to employees at any time, including in connection with a promotion, to reward an employee, for retention purposes or in other circumstances.

The exercise price of each stock option is set at the fair market value of our common stock on the grant date. For the period of fiscal 2011 prior to our IPO, the determination of fair market value was made by our Board in accordance with the 2006 Executive Incentive Plan. In the absence of a public trading market, our Board determined fair market value based on an independent, third-party valuation of our common stock. After the IPO, fair market value is determined based on the closing price of our common stock on the date of grant of the stock option.

Following the IPO, our Compensation Committee made a determination that it should re-evaluate the performance vesting conditions of our equity-based awards in light of the fact that our stock is publicly held and no longer almost wholly-owned by the Sponsors. Consequently, stock option grants made after our IPO in 2011 to our named executive officers who received them, Messrs. Costello and Twohig, were subject to only time-based vesting. Our Compensation Committee is in the process of considering the structure and terms of our equity compensation program going forward.

Equity purchase program

In addition to our long-term equity incentive program, our current named executive officers have further increased their ownership stakes in the Company by electing to purchase our shares pursuant to our management equity investment program in 2011. Messrs. Travis, Moses, Costello, Twohig and Mitchell made investments in our shares prior to our decision to go public in 2011 in an amount equal to $600,000, $250,000, $250,000, $65,195, and $176,078, respectively. All shares were purchased at fair market value.

Retirement and welfare benefits

We provide our executive officers with access to the same benefits we provide to all of our full-time employees. In addition to the standard company Long-Term Disability policy, we offer executives the opportunity to participate in a supplemental Long-Term Disability policy at no additional cost to them except for taxes on the imputed income associated with this benefit.

In addition to our standard 401(k) retirement savings plan available to all employees, we have established a non-qualified deferred compensation plan for senior employees, including our named executive officers. The plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and provides financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Executive perquisites

Perquisites are generally provided to help us attract and retain top performing employees for key positions. Our primary perquisite for our current named executive officers had been a flexible allowance generally in the amount of $20,000 per annum (with lesser amounts as determined by the Compensation Committee). In connection with the IPO, management recommended and the Compensation Committee approved the elimination of the flexible allowance for our named executive officers and the other direct reports of Mr. Travis. This allowance was replaced with an increase in base salary of $11,000 for Mr. Travis (which is reflected in his amended and restated employment agreement described below), $13,000 for Mr. Moses and $15,000 for Messrs. Costello, Twohig and Mitchell. We have also provided our named executive officers with relocation benefits to facilitate their relocation, including short-term cash supplements. We also provide our named executive officers with a limited number of sporting event tickets. The costs associated with all perquisites are included in the Summary Compensation table.

Fiscal 2011 compensation

Base salaries

In light of the economic conditions affecting the Company at the end of 2009, none of our named executive officers received an increase in base salary during 2010. Improved economic conditions permitted the Compensation Committee to consider salary increases in calendar 2011, and two of our named executive officers received an increase in base salary as part of our annual salary review process in 2011. This review process typically occurs in March of each year. Mr. Costello received an increase of 3.0% and Mr. Mitchell received an increase of 6.7%. The salary increases granted to Messrs. Costello and Mitchell reflected their individual job performance, internal equity considerations, external competitiveness and individual job responsibilities. None of our other named executives received a salary increase as part of the annual salary review process in 2011. Mr. Travis’ salary is determined in accordance with his employment agreement; Mr. Moses commenced employment with Dunkin’ Brands in November 2010 and was considered ineligible for a 2011 salary increase due to the timing of his employment commencement relative to the salary review process; and Mr. Twohig’s salary was held flat in view of the decision made by the Compensation Committee in fiscal 2010 to forgive an outstanding loan that was made to him in connection with a lawsuit brought by his prior employer related to his employment with Dunkin’ Brands.

As described in the preceding section (“Compensation Discussion and Analysis—Elements of named executive officer compensation—Executive perquisites”), all of our named executives received a base salary increase in connection with the elimination of their flexible allowance that took place in May 2011. Except in the case of Mr. Mitchell, the annual amount of each salary increase was less than the annual amount of the flexible allowance. Given that any increase in base salary impacts target annual bonus opportunities, the Compensation Committee decided to approve an increase that was generally lower than the value of the benefit that had been relinquished.

Short-term incentive awards

The target incentive (as a percentage of base salary) established under the STI Plan and payable to each named executive officer if achievement relative to the 2011 global EBITDA target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his or her Primary, Secondary and Personal goals was:

	Target STI as a % of base salary
Named executive officer	Threshold %	Target %	Maximum %(1)
Nigel Travis	25%	100%	150%
Neil Moses	18.75%	75%	150%
John Costello	12.5%	50%	100%
Paul Twohig	12.5%	50%	100%
William Mitchell(2)	12.5%	50%	100%
Neal Yanofsky(3)	12.5%	50%	100%

(1)	Mr. Travis’ maximum percentage is established by the terms of his respective employment agreement. For the other named executive officers, the maximum percentage is equal to 200% of the individual’s incentive target.
(2)	Mr. Mitchell’s incentive target was increased from 40% to 50% effective March 27, 2011 in connection with his promotion to Chief Brand Officer, Baskin-Robbins U.S. His effective target percentage, used to calculate his 2011 STI Plan award, was pro-rated at 47.3%.
(3)	Mr. Yanofsky’s annual bonus for fiscal 2011, had he remained employed for the full fiscal year, would have been prorated based on the number of days he was employed during the year.

Full funding (100% of target funding) for the STI Plan was contingent on achievement of our global EBITDA target of $300.4 million. The funding threshold level (25% of target funding) was contingent on achievement of 95% of the global EBITDA target, meaning that if global EBITDA performance achievement fell below $285.3 million, no funding would be achieved under the plan and no payments would be made under it. The maximum funding level for the STI Plan (200% of target funding) was contingent on the achievement of 105% of the global EBITDA target, or achievement of $315.4 million of global EBITDA.

Our 2011 global EBITDA performance per our STI Plan before adjustment was $303.4 million, or 101% of our EBITDA target. This translated to a funding level of 120% of target funding in accordance with the funding schedule of the STI Plan, which determines funding between target funding and maximum funding on a straight-line basis. The Compensation Committee approved this funding level for 2011.

Once the level of funding was approved, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer (other than himself) under the STI Plan based on that individual’s performance against his Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his individual goals. For 2011, each named executive officer was determined to have achieved his Personal goals in full. In addition, after considering our strong overall results, especially at the Dunkin’ Brands level, and the role each respective named executive officer played in achieving those results, our Chief Executive Officer recommended to the Compensation Committee, and the Compensation Committee approved, that each of Messrs. Moses, Costello and Twohig be entitled to receive an additional discretionary bonus to recognize the contributions they made to the strong performance of Dunkin’ Brands during fiscal 2011. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

Named executive officer	Target STI plan % payout (% of base salary)	Actual award % (% of base salary)	Actual award % (% of target award)
Nigel Travis	100%	123.7%	123.7%
Neil Moses	75%	96.0%	128.1%
John Costello	50%	63.9%	127.8%
Paul Twohig	50%	66.1%	132.2%
William Mitchell	47.3%	53.3%	122.1%
Neal Yanofsky(1)	—	—	—

(1)	Mr. Yanofsky forfeited his annual bonus award upon termination of his employment.

The formula for calculating Mr. Travis’ incentive payout differs from all other employees. Based on the formula contained in his employment agreement, for EBITDA performance between 100% and 105% of target, which was the level achieved for 2011, Mr. Travis was entitled to receive an annual incentive payout equal to 100% of his base salary. This percentage is equal to but not greater than his target incentive. Following the close of our 2011 fiscal year, the Compensation Committee considered the calculation specified in his employment agreement, and decided instead to calculate Mr. Travis’ annual incentive payout in a manner consistent with the Dunkin’ Brands Leadership Team (Leadership Team) members, which includes all of our named executive officers. The Compensation Committee approved a payout to Mr. Travis equal to 123.7% of his target payout, which is equal to the average payout percentage of the Leadership Team. In making this decision, the Compensation Committee recognized the above-target financial performance of the Company, the substantial progress made towards key business objectives and the achievement of a successful IPO and secondary offering in 2011. We intend to modify Mr. Travis’ employment agreement in 2012 so that his annual incentive award will be calculated in the same manner as the other participants in the STI Plan. For each of the other named executive officers, the award payout was determined as follows:

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$598.4	$614.4	125%
Dunkin’ Brands Inc. U.S. Comparable Sales	3.53%	4.76%	132.5%
Dunkin’ Brands Inc. International System Wide-Sales ($MM)	$1,946.8	$1,830.8	70%
Baskin Robbins U.S. Comparable Sales	-1.70%	0.51%	172.5%
Baskin Robbins Total U.S. Revenue ($MM)	$42.7	$41.8	65.6%

(1)	Each metric is as defined under the STI Plan or award agreements granted thereunder.

	Weighted Contribution Toward STI Plan Payout
Named executive officer	Primary and Secondary Business Goals (65% of total opportunity)(1)	Personal Goals EBITDA and STI Plan funding (35% of total opportunity)(2)	Adjustment to Personal Goals(3)	Actual award % (% of target award)
Neil Moses	79.8%	42%	6.3%	128.1%
John Costello	79.5%	42%	6.3%	127.8%
Paul Twohig	83.9%	42%	6.3%	132.2%
William Mitchell	80.1%	42%	—	122.1%
Neal Yanofsky	—	—	—	—

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the preliminary EBITDA-based funding level multiplied by the remaining portion of the award (35%).
(3)	Represents the additional discretionary bonus awarded to Messrs. Moses, Costello and Twohig as described above.

Long-term equity incentive awards

In 2011, all of our named executive officers received equity-based awards except for Mr. Travis. Our Compensation Committee granted stock options to Messrs. Moses and Mitchell in connection with the commencement of their employment, which began in the latter half of 2010. They also granted Mr. Yanofsky an option award and an award of restricted stock in connection with our IPO. These grants to Mr. Yanofsky were in lieu of grants which would have been made upon his commencement of employment with us, but given that we were in the process of the IPO, the Compensation Committee decided to wait and make these grants in connection with our IPO. Our Board granted stock options to Messrs. Costello and Twohig both prior to and following the IPO primarily as a means to encourage their continued employment with the company. The Compensation Committee determined that, given the level of Mr. Travis’ equity holdings, no equity-based awards would be granted to him during fiscal 2011. Messrs. Moses, Costello, Twohig, Mitchell and Yanofsky’s option grants made prior to, or in connection with, the IPO were apportioned into two “tranches”, with tranche 4 consisting of time-based options and tranche 5 consisting of stock options containing both time- and performance-vesting criteria, as described above. Mr. Yanofsky’s restricted stock grant would have vested 40% after two years, and in 20% annual installments thereafter. Mr. Yanofsky forfeited his stock option and restricted stock grants upon his termination of employment. As noted above, following our IPO we have only granted stock options subject to time-based vesting. The options granted to Messrs. Costello and Twohig vest in four annual installments, subject to continued employment.

Employment and termination agreements

Employment agreements and letters

Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, as more fully described below under “Potential payments upon termination or change in control”. These severance benefits are provided pursuant to individual employment agreements or offer letters.

Prior to the IPO, we provided substantially similar benefits to our named executive officers, other than our Chief Executive Officer, under our Executive Severance Pay Plan, in which Messrs. Moses, Costello, Twohig and Mitchell participated. To give us greater flexibility, we decided to terminate this plan and to provide, in our discretion or pursuant to individual offer letters or employment agreements, individual entitlements to severance, if any.

Equity compensation

As more fully described below in the section entitled “Potential payments upon termination or change in control,” certain of our named executive officer’s stock option and restricted stock agreements also provide for accelerated vesting upon a change in control.

Employment agreements with named executive officers

We have entered into an employment agreement with Mr. Travis and offer letters with each of our other named executive officers. We have also entered into a separation agreement with Mr. Yanofsky. The material terms of these agreements and letters are summarized below.

Employment Agreement with Mr. Travis. In connection with our IPO, we amended and restated Mr. Travis’ employment agreement to, among other things, extend the term to a five-year term commencing in May 2011. Under his amended and restated employment agreement, Mr. Travis is entitled to receive an annual base salary of $861,000 and is eligible for a target annual incentive bonus of 100% of his base salary, which can be increased up to 150% if we achieve certain EBITDA goals. The amended and restated agreement also provides for certain payments and benefits to be provided upon a qualifying termination of Mr. Travis’ employment, as described below under “Potential payments upon termination or change of control.” Mr. Travis has agreed to confidentiality obligations during and after employment and has agreed to non-competition and non-solicitation obligations during his employment and for two years following the termination of his employment. As described above under “—Fiscal 2011 compensation,” we intend to modify Mr. Travis’ employment agreement in 2012 so that his annual incentive award will be calculated in the same manner as the other participants in the STI Plan.

Letter Agreements with Messrs. Moses, Costello, Twohig and Mitchell. Messrs. Moses, Costello, Twohig and Mitchell are parties to offer letter agreements with the Company that provide for a certain level of base salary, eligibility to participate in the Company’s STI Plan with specified target bonus opportunities under this plan, a flexible allowance, and, for certain executive officers, reimbursement for relocation expenses incurred in connection with the executive’s relocation to Massachusetts. The offer letters also provide for certain payments to be provided upon a termination of the named executive officer’s employment other than for cause, as described below under “Potential payments upon termination or change of control.”

Under the terms of their respective letter agreements, each named executive officer has agreed to confidentiality obligations during and after employment and each has agreed to non-competition and non-solicitation obligations during and for one year following employment termination.

Letter and Separation Agreements with Mr. Yanofsky. Mr. Yanofsky entered into an offer letter agreement with the Company in fiscal 2011 which provided for a certain level of base salary and eligibility to participate in the Company’s STI Plan with a specified target bonus opportunity under such plan. The offer letter agreement provided that in the event of a termination of Mr. Yanofsky’s employment without cause, in exchange for a release of claims, he would be entitled to receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as the Company’s payroll. In connection with Mr. Yanofsky’s employment termination, we entered into a separation agreement with him pursuant to which he received, in addition to this level of severance, three months of the Company’s payment of its portion of his COBRA premiums and twelve months of outplacement services.

Employee benefits and perquisites

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2011, subject to limits set forth in the Internal Revenue Code of 1986, as amended (Code).

All of our full-time employees in the United States, which includes all of our named executive officers, are eligible to participate in our health and welfare plans. Generally, we share the costs for such plans with the employee. The Company cost of executive-level health and welfare benefits as well as the flexible allowance and other benefits and perquisites for our named executive officers for fiscal 2011 is reflected under the “All other compensation” column in the “2011 Summary compensation table.”

Clawbacks; Risk Assessment

The Compensation Committee currently has the ability to “clawback” awards under our 2011 Omnibus Long-Term Incentive Plan to the extent required by applicable federal or state law. In addition, the Compensation Committee intends to adopt a “clawback” policy once the SEC rules are finalized with respect to the same. We have adopted an insider trading policy that will prohibit insiders from hedging their ownership of our common stock or pledging shares of common stock. The Company does not believe that the risks arising from our compensation practices are reasonably likely to have a material adverse effect on the Company.

Tax and accounting considerations

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. As we were not publicly traded prior to the IPO, our Compensation Committee did not previously take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. At such time as we are subject to the deduction limitations of Section 162(m), we expect that our Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

Joseph Uva

2011 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal 2010 and 2011:

Name and principal position	Year	Salary ($)(2)		Bonus ($)(3)	Stock Awards ($)(4)	Option awards ($)(5)		Non-equity incentive plan compensation ($)(6)		All other compensation ($)(7)		Total ($)
Nigel Travis Chief Executive Officer	2011 2010	$ $	873,750 850,000	— —	— —	$	— 4,012,500	$ $	1,060,086 637,500	$ $	24,089 37,250	$ $	1,957,925 5,533,250

Neil Moses, III Chief Financial Officer	2011 2010	$ $	492,635 43,698	— —	— —		$1,215,500 —	$ $	463,861 22,978	$ $	25,053 1,846	$ $	2,197,049 68,522

John Costello Chief Global Marketing and Innovation Officer	2011 2010	$ $	530,962 500,000	— —	— —	$ $	1,308,000 324,000	$ $	332,403 182,000	$ $	55,539 151,257	$ $	2,226,904 1,157,257

Paul Twohig Chief Operating Officer, Dunkin’ Donuts U.S.	2011 2010	$ $	392,019 375,000	— —	— —	$ $	817,950 275,400	$ $	240,584 152,144	$ $	25,543 924,995	$ $	1,476,097 1,727,539

William Mitchell Chief Brand Officer, Baskin-Robbins U.S.	2011		$330,962	—	—		$475,150		$187,789		$15,893		$1,009,794

Neal Yanofsky Former President— International, Dunkin’ Brands(1)	2011		$200,624	$40,000	$1,235,000		$1,523,791		—		$128,017		$3,127,432

(1)	Mr. Yanofsky commenced employment with the Company on May 2, 2011 and his employment terminated on September 22, 2011. The amounts shown for Mr. Yanofsky reflects his compensation for the portion of 2011 during which he was employed by the Company.
(2)	Amounts shown in column (c) are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Company’s Non-Qualified Deferred Compensation or 401(k) Plans.
(3)	Amounts shown in column (d) reflect a sign-on bonus paid to Mr. Yanofsky upon commencement of his employment in May 2011 pursuant to the terms of his offer letter agreement.
(4)	The amount shown in column (e) represents the dollar amount of the aggregate grant date fair value of the restricted stock awards granted to Mr. Yanofsky during 2011, determined in accordance with ASC Topic 718 and based on a grant date fair value of a share of common stock equal to $19.00, the per share offering price of our common stock in the IPO. Mr. Yanofsky forfeited his restricted stock award upon his termination of employment in September 2011.
(5)	The amounts shown in column (f) represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to options granted in 2010, the underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 25, 2010, included in our Registration Statement on Form S-1, filed with the SEC on November 1, 2011. With respect to options granted in 2011, the underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Mr. Yanofsky forfeited his option award upon his termination of employment in September 2011.
(6)	Amounts shown in column (g) represent the named executive officer’s bonus payouts pursuant to the STI Plan. These payout amounts were based on the attainment of certain pre—established performance targets. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2011 compensation—Short-term incentive awards” above.

(7)	Amounts shown in column (h) include the following items, as applicable to each named executive officer:

Name and principal position	Year	Flexible allowance and event tickets ($)(i)		Company- Paid premiums for LTD coverage ($)		Relocation expenses ($)			Executive physicals ($)		401(k) company match contributions ($)		Other ($)
Nigel Travis Chief Executive Officer	2011 2010	$ $	12,123 24,000		— —		— —		$ $	2,150 3,450	$ $	9,800 9,800		$16 —

Neil Moses Chief Financial Officer	2011 2010	$ $	9,388 1,846		$2,695 —		— —			$3,150 —		$9,800 —		$20 —

John Costello Chief Global Marketing & Innovation Officer	2011 2010	$ $	9,388 22,000	$ $	3,640 3,224	$ $	34,615 119,263	(ii) (ii)		— —	$ $	9,800 8,769		$20 —

Paul Twohig Chief Operating Officer, Dunkin’ Donuts U.S.	2011 2010	$ $	11,335 15,858	$ $	4,387 3,564	$	— 518,966	(iii)		— —	$ $	9,800 5,481	$ $	22 383,126	(iv)

William Mitchell Chief Brand Officer, Baskin-Robbins U.S.	2011		$7,144		$2,260		—			—		$6,477		$13

Neal Yanofsky Former President—International, Dunkin’ Brands	2011		$10,080		$1,451		—			—		$1,102		$115,385	(v)

(i)	Amounts shown with respect to 2010 for Messrs. Travis, Moses, Costello and Twohig consist of a cash allowance paid to each named executive officer at the rate of $20,000 per annum to be used at his discretion as a car allowance or otherwise (Flexible Allowance) (Messrs. Travis and Costello, each $20,000; Mr. Moses, $1,846; and Mr. Twohig, $13,858), plus the face value of sporting event tickets provided to them. Amounts shown with respect to 2011 consist of a pro-rated Flexible Allowance (Mr. Travis $7,308; Mr. Moses, $7,692; Mr. Costello, $7,692; Mr. Twohig, $9,522; Mr. Mitchell, $5,330; and Mr. Yanofsky, $8,000) plus the face value of sporting event tickets provided to them.
(ii)	Amount shown reflects costs associated with Mr. Costello’s relocation to Massachusetts, consisting of reimbursement of the costs of rental housing in Boston ($100,000 with respect to 2010 and $34,615 with respect to 2011), and with respect to 2010, $2,585 for pre-move house hunting, $7,628 for temporary living, $48 for trips between locations, $960 for property management/rental assistance and a “gross-up” of $8,042 to cover taxes on his relocation benefits. The reimbursement of the costs of rental housing in Boston ceased effective April 23, 2011.
(iii)	Amount shown reflects costs associated with Mr. Twohig’s relocation to Massachusetts. Included in this amount is a reimbursement of $250,000 relating to a capital loss on the sale of his home and $208,066 in tax gross-up expenses.
(iv)	Amount shown reflects the forgiveness of a $375,000 principal loan amount and related interest associated with Mr. Twohig’s settlement with his former employer regarding the alleged violation of a non-compete agreement.
(v)	Amount shown reflects the severance benefits paid to Mr. Yanofsky in connection with his termination of employment and in accordance with the terms of his offer letter agreement and separation agreement.

Grants of Plan-Based Awards Table

				Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Awards ($)(6)
Name	Type of award	Approval Date	Grant date	Threshold ($)(2)	Target ($)(2)	Maxi- mum ($)(2)	Threshold (#)	Target (#)(3)	Maxi- mum (#)
Nigel Travis	Annual Incentive(1)			214,245	856,981	1,285,472

Neil Moses	Annual Incentive			90,563	362,250	724,500
	Stock Options		3/9/2011					168,563			72,241	7.31	1,215,500

John Costello	Annual Incentive			65,024	260,096	520,192
	Stock Options		3/9/2011					30,647			13,134	7.31	221,000
	Stock Options		12/12/2011								100,000	25.18	1,087,230

Paul Twohig	Annual Incentive			45,505	182,019	364,039
	Stock Options		3/9/2012					22,985			9,851	7.31	165,750
	Stock Options		12/12/2011								60,000	25.18	652,338

William Mitchell	Annual Incentive			38,462	153,846	307,692
	Stock Options		3/9/2011					65,893			28,239	7.31	475,150

Neal Yanofsky*	Annual Incentive			41,667	166,667	333,334
	Restricted Stock Award		7/26/2011							65,000		19.00	1,235,000	(7)
	Stock Options(8)		7/26/2011					108,500			46,500	19.00	1,523,791

*	Mr. Yanofsky commenced employment with the Company on May 2, 2011 and his employment terminated on September 22, 2011.
(1)	Non-equity incentive plan compensation for Mr. Travis is determined and defined according to the terms of his employment agreement, but is based on achievement against the performance targets established under the STI Plan. In general, Mr. Travis is entitled to receive a bonus based on the Company’s achievement of an EBITDA target. The terms of Mr. Travis’ bonus are described in the narrative summary following this table.
(2)	Except for Mr. Travis as noted in (1) above, these figures represent threshold, target and maximum bonus opportunities under the STI plan. For Mr. Travis, his bonus opportunities are provided in his employment agreement. The actual amount of the bonus earned by each named executive officer for fiscal 2011 is reported in the summary compensation table. For a description of the performance targets relating to the STI plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2011 compensation—Short-term incentive awards” above.
(3)	All stock option awards included in this column are granted under the Company’s 2006 Equity Incentive Plan and are options to purchase shares of our common stock. Stock options shown in this column are tranche 5 options subject to performance-based and service-based vesting conditions, have a ten-year term and will vest only upon satisfaction of applicable performance criteria, as described below.
(4)	The stock options granted to Messrs. Costello and Twohig on December 12, 2011 were granted under the Company’s 2011 Omnibus Long-Term Incentive Plan. The stock options awarded to Messrs. Moses, Costello, Twohig and Mitchell on March 9, 2011 are tranche 4 options which were granted under the 2006 Equity Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a ten-year term and are subject to service-based vesting, as described below.
(5)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to Messrs. Costello and Twohig on December 12, 2011 was determined using the closing price of a share of our common stock on The NASDAQ Global Select Market on the date of grant. The exercise price for the stock options granted to Mr. Yanofsky were determined based on the per share offering price of our common stock in the IPO. The exercise price of the stock options granted to Messrs. Moses, Costello, Twohig and Mitchell on March 9, 2011 was determined by the Board under the 2006 Equity Incentive Plan and based on a valuation provided by an independent consultant.

(6)	Amounts shown in this column, with respect to stock options, reflect the fair value of the stock option awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. The underlying valuation assumptions for option awards are further discussed in Note 13 to our consolidated financial statements for fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(7)	The amount represents the dollar amount of the aggregate grant date fair value of the restricted stock awards granted to Mr. Yanofsky during 2011, determined in accordance with ASC Topic 718 and based on a grant date fair value of a share of common stock equal to $19.00, the per share offering price of our common stock in the IPO. Mr. Yanofsky forfeited his restricted stock award upon his termination of employment on September 22, 2011.
(8)	The stock options awarded to Mr. Yanofsky were granted under the 2006 Equity Incentive Plan and are subject to service-based vesting, as described below. Mr. Yanofsky forfeited this stock option grant upon the termination of his employment on September 22, 2011.

Narrative disclosure to summary compensation table and grants of plan-based awards table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits, as described above in the Compensation Discussion and Analysis. Mr. Yanofsky had been a party to an offer letter during his employment with us. All of our named executive officers were eligible to participate in our Non-Qualified Deferred Compensation Plan, the STI Plan, our 2006 Equity Incentive Plan and/or our 2011 Omnibus Long-Term Incentive Plan and our benefit plans and programs for all or a portion of fiscal 2011. Mr. Travis’ annual incentive entitlement is set forth in his employment agreement. Under Mr. Travis’ employment agreement, he is entitled to receive a bonus based on an EBITDA target set by the Board, which has delegated this authority to the Compensation Committee for each year during the term of the agreement. If targeted EBITDA is achieved, he will be entitled to receive a bonus equal to 100% of base salary. If EBITDA for the year exceeds target by at least 5% or more, he will be entitled to receive a bonus of up to 150% of base salary. If target EBITDA is not achieved, but EBITDA for the year is greater than 95% of target, he may receive a bonus at the discretion of the Compensation Committee. The EBITDA targets for Mr. Travis’ bonus are established by the Compensation Committee under the STI Plan. All other named executive officers’ bonuses are established and determined under the STI Plan, as more fully described in the Compensation Discussion and Analysis above.

With the exception of option awards granted to Messrs. Costello and Twohig, discussed below, all option awards were granted under the 2006 Equity Incentive Plan and have a 10-year term. Options that are subject only to service-based vesting conditions (tranche 4 options) vest in equal annual installments over five years, beginning on the vesting commencement date (typically, the first anniversary of the grant date) or, if earlier, upon or following a change of control (as described below under “Potential payments upon termination or change of control”). Options that are subject to both performance-based and service-based vesting conditions (tranche 5 options) generally become eligible to vest in equal installments over five years, beginning on the vesting commencement date or, if earlier, upon or following a change of control (as described below under “Potential payments upon termination or change of control”), but will vest and become exercisable only if and when the applicable performance condition is satisfied. The performance condition is satisfied by the Sponsors’ receipt of a targeted return on their initial investment in the Company, measured at the time of a sale or disposition by the Sponsors of all or a portion of the Company. If the Sponsors receive a specified level of investment return on such sale or disposition, the performance condition is met for a percentage of tranche 5 options equal to the percentage of shares sold by the Sponsors to that point. If, in cumulative sales, dispositions and dividends, the Sponsors receive a specified level of return on their entire original investment, the performance condition is met for 100% of the tranche 5 options. Assuming continued payment of our quarterly dividend to all shareholders (including the Sponsors), we expect that the performance condition will be met for 100% of the outstanding tranche 5 options during fiscal 2012. If the performance condition is achieved, but the service condition is not, the tranche remains subject to the time-based vesting schedule described above. Mr. Travis was given service credit for both his tranche 4 and tranche 5 options for the period of time that elapsed between the date he commenced employment with us and the date his stock options were granted to him, which resulted in 20% of his tranche 4 stock options being fully vested and 20% of his tranche 5 stock options being fully eligible to vest on the date granted.

Option awards were granted to Messrs. Costello and Twohig in December 2011 under our 2011 Omnibus Long-Term Incentive Plan. These options are subject only to service-based vesting conditions, have a ten-year term and vest in equal annual installments over four years beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable (1)	Number of Securities Underlying Unexercised Options (#) Unexerciseable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date(4)
Nigel Travis	547,070	492,556		1,696,800	3.02	2/23/2020

Neil Moses	—	72,242		168,564	7.31

John Costello	21,881	52,539		144,493	3.02	2/23/2020
		13,135		30,647	7.31	3/9/2021
		100,000			25.18	12/12/2021

Paul Twohig	18,599	44,658		122,819	3.02	2/23/2020
		9,851		22,986	7.31	3/9/2021
		60,000			25.18	12/12/2021

William Mitchell	—	28,240	(1)	65,893	7.31	3/9/2021

Neal Yanofsky*	—	—		—	—

*	Mr. Yanofsky commenced employment with the Company on May 2, 2011 and his employment terminated on September 22, 2011.
(1)	Reflects stock options that vest based on service-based vesting conditions. Stock option grants made on or before our IPO vest in equal annual installments over five years, beginning on the first anniversary of the grant date. 50% of outstanding options vest upon a change of control and any remaining unvested options will vest on the first anniversary of the change of control (so long as the named executive officer remains employed through that date). Option grants made after our IPO vest in annual equal installments over 4 years, beginning on the first anniversary of the grant date. For Mr. Travis, the numbers in the table reflect a decision by the Compensation Committee to accelerate the vesting of his options by one year (20%) to reflect the time that had passed between his hire date of January 20, 2009 and February 23, 2010, the grant date of the options.
(2)	Reflects tranche 5 options that are subject to performance-based and service-based vesting conditions for which the performance conditions had not been satisfied as of the end of fiscal 2011. These options are eligible to vest in equal annual installments over five years, beginning on the first anniversary of the grant date. 50% of outstanding options become eligible to vest immediately prior to a change of control and any remaining unvested options will become eligible to vest on the first anniversary of the change of control (so long as the named executive officer remains employed through that date). Vesting, however, will not occur unless the performance conditions associated with the stock options are achieved.
(3)	The exercise price of stock options is the fair market value of a share of our common stock on the grant date. This was $0.66 in the case of grants made on February 23, 2010 and $1.60 in the case of grants made on March 9, 2011. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third party valuation firm. These exercise prices were adjusted to $3.02 and $7.31, respectively, in connection with the reverse stock split that occurred immediately prior to our IPO. The exercise price for grants made to Messrs. Costello and Twohig on December 12, 2011 was determined using the closing price of our common stock on The NASDAQ Global Select Market on this date.
(4)	All options have a ten-year term.

Option Exercises and Stock Vested

No named executive officer exercised stock options during fiscal 2011 and no stock awards held by our named executive officers vested during fiscal 2011.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last Fiscal Year(1)	Registrant Contributions In Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance At Last Fiscal Year End
Nigel Travis	$209,340	—	$(20,064)	—	$396,524
Neil Moses	—	—	—	—	—
John Costello	—	—	—	—	—
Paul Twohig	—	—	—	—	—
William Mitchell	—	—	—	—	—
Neal Yanofsky*	—	—	—	—	—

*	Mr. Yanofsky commenced employment with the Company on May 2, 2011 and his employment terminated on September 22, 2011.
(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table
(2)	No company contributions were made into this plan for fiscal 2011 on behalf of our named executive officers.
(3)	Reflects market-based earnings on amounts credited to participants under the plan. Investment choices are available within the plan and the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.

The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that is available to executives and key employees of the Company. Under the Deferred Compensation Plan, our named executive officers and other eligible employees can elect to defer each year up to 50% of base salary and up to 100% of annual cash incentive awards (with a minimum deferral amount of $5,000). Although the Company has the discretion to provide matching credits under the plan, no matching credits were provided for fiscal 2011. All amounts credited to a participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. The Company does not provide above-market or preferential earnings on deferred compensation. Amounts under the plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 50 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. The Company has established a rabbi trust to assist in meeting a portion of its obligations under the plan. Upon a change in control, the Company will appoint an independent trustee to administer the trust and will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, the Company will continue to maintain the notional investment options available under the plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control).

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment Agreement with Mr. Travis. Mr. Travis’ employment agreement was amended and restated effective May 3, 2011. Under Mr. Travis’ amended and restated employment agreement, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. If such termination occurred prior to January 6, 2012, he would also have been entitled to receive a lump-sum payment equal to two times the average performance-based cash bonuses paid to him during the two years preceding such termination of employment. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, which failure did not rise to the level of “cause.” He will also be entitled to a pro-rata bonus for the year in which such termination occurred, determined based on actual performance. In addition, Mr. Travis will be entitled to premium costs for participation in our medical and dental plans for eighteen months following employment termination. Mr. Travis’ receipt of these severance benefits is conditioned on his signing and not revoking a full release of claims in favor of the Company.

All Other Named Executive Officers. Messrs. Moses, Costello, Twohig and Mitchell are entitled to certain severance benefits under their offer letters, as amended. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as the Company’s payroll. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, the executive’s monthly COBRA premium for the first three months following the date of termination will equal the premiums paid by an active employee for such coverage immediately prior to the termination date. Each executive is also entitled to six months of outplacement services, which can be extended by the Company for an additional six months, in its discretion.

Each named executive officer (including Mr. Travis), upon his separation, is also entitled to receive any accrued but unpaid salary and vacation, as well as any earned but unpaid annual bonus for the preceding fiscal year.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his or her signing and not revoking a full release of claims in favor of the Company.

Mr. Yanofsky had been party to an offer letter that provided him with severance in an amount equal to twelve months of base salary paid in the form of salary continuation upon a termination of his employment by the Company without cause. In connection with Mr. Yanofsky’s employment termination in September 2011, the Company entered into a separation agreement with him pursuant to which, in exchange for a release of claims, he received twelve months of salary continuation and twelve months of outplacement services. In addition, if he made a timely election to receive COBRA health care continuation coverage, his monthly COBRA premiums for the three months following the date of termination would equal the premiums paid by an active employee for such coverage immediately prior to his termination. The aggregate amount of severance benefits that Mr. Yanofsky is entitled to is $523,665.

Restrictive Covenants. Under the terms of their respective agreements, each of Messrs. Moses, Costello, Twohig and Mitchell has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Each of Messrs. Moses, Costello, Twohig and Mitchell has agreed to non-competition and non-solicitation obligations during and for one year following employment termination.

Change in control

With the exception of the stock options granted to Messrs. Costello and Twohig in December 2011, all outstanding stock options held by our named executive officers have change in control vesting provisions. According to the terms of each option grant, eligible participants are entitled to accelerated vesting, immediately upon a change in control, of 50% of their then-unvested time-based (tranche 4) stock options. Any remaining unvested time-based (tranche 4) stock options will vest on the first anniversary of the change in control (so long as the participant remains employed through that date). Similarly, up to 50% of the then-unvested performance-based (tranche 5) stock options would become eligible to vest immediately prior to the change in control, and the remaining performance-based (tranche 5) stock options would become eligible to vest on the first anniversary of the change in control (so long as the participant remains employed through that date). However, performance-based (tranche 5) stock options will only vest upon or following a change in control if the Sponsors realize a specified level of investment return on their initial investment in the Company.

As described above under “Nonqualified deferred compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that the Company contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

The Company does not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our Company or a change in control of the Company occurred on December 30, 2011 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits, and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 30, 2011, except for earned by unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies.

Termination of Mr. Travis’ employment	Cash severance (lump-sum)	Cash incentive plan		Health benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$1,706,981	$1,794,481	(1)	$26,338	$3,527,800
Involuntary Termination (for Performance-Based Cause)	$861,000	—		—	$861,000

(1)	Amount includes two-times the average performance-based cash bonuses paid to Mr. Travis during fiscal 2009 and 2010 and the annual cash bonus Mr. Travis would have been entitled to receive for fiscal 2011 pursuant to the terms of his employment agreement.

Termination by the company other than for cause	Cash severance (salary continuation)	Health benefit	Outplacement benefit(1)	Total
Neil Moses	$488,000	$4,502	$20,000	$512,502
John Costello	$530,000	$3,002	$20,000	$553,002
Paul Twohig	$390,000	$3,002	$20,000	$413,002
William Mitchell	$335,000	$3,916	$20,000	$358,916

Change in control	Acceleration of unvested stock options(2)	Total
Nigel Travis	$24,039,130	$24,039,130
Neil Moses	$2,127,518	$2,127,518
John Costello	$2,550,223	$2,550,223
Paul Twohig	$2,129,011	$2,129,011
William Mitchell	$831,665	$831,665

(1)	Represents the maximum amount payable for outplacement services pursuant to each of the amended offer letters with Messrs. Moses, Costello, Twohig and Mitchell.

(2)	Includes outstanding time-based options that would immediately vest upon a change in control. Amounts shown in respect of options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($24.98 per share, the closing price of our common stock on December 30, 2011) and the per share exercise price of the respective options. The performance conditions associated with performance-based tranche 5 stock options would have been satisfied if a change in control had occurred on December 30, 2011 and 50% of the then-unvested stock options would have vested as described above.

Equity incentive plans

2006 Executive Incentive Plan

The following is a description of the material terms of our 2006 Executive Incentive Plan, which we refer to in this summary as the “Plan”. This summary is not a complete description of all provisions of the Plan and is qualified in its entirety by reference to the Plan, a copy of which has been filed with the Securities and Exchange Commission. Following the IPO, we no longer grant awards under the Plan and instead grant awards under our 2011 Omnibus Long-Term Incentive Plan (described below).

Purpose. The purpose of the Plan is to advance the Company’s interests by providing for the grant to participants of equity and other incentive awards. The awards are intended to align the incentives of our employees and investors and to improve Company performance.

Plan Administration. The Plan is administered by the Compensation Committee. The Compensation Committee has the authority, among other things, to interpret the Plan, to determine eligibility for awards under the Plan, to determine the terms of and grant awards under the Plan, and to do all things necessary to carry out the purposes of the Plan. The Compensation Committee’s determinations under the Plan are conclusive and binding.

Authorized Shares. Subject to adjustment, the maximum number of shares of common stock that may be delivered in satisfaction of awards under the Plan is 12,191,145 (with up to 5,012,966 shares of common stock awarded as restricted stock and up to 7,178,179 shares of common stock delivered in satisfaction of stock options). Shares of common stock to be issued under the Plan may be authorized but unissued shares of common stock or previously-issued shares acquired by the Company or its subsidiaries. Any shares of common stock that do not vest and are forfeited, or that are withheld by the Company in payment of the exercise price of an award or in satisfaction of tax withholding, will again be available for issuance under the Plan.

Eligibility. The Compensation Committee selects participants from among the key employees, directors, consultants and advisors of the Company or its affiliates who are in a position to make a significant contribution to our success. Eligibility for stock options intended to be incentive stock options (ISOs) is limited to employees of the Company or certain affiliates.

Types of Awards. The Plan provides for grants of stock options, restricted and unrestricted stock and stock units, performance awards, and other awards that may be settled in cash or shares.

Vesting. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment. Unless otherwise provided by the Compensation Committee or an award agreement, upon a termination of employment all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited. Vested options remain exercisable for one year following a termination of employment or service due to death or disability and three months following any other termination except a termination for cause (or, if shorter, for the remaining term of the option). If a participant’s service is terminated for cause, all options and other awards requiring exercise, whether or not vested, will terminate upon such termination of service.

Transferability. Awards under the Plan may not be transferred except through will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Compensation Committee.

Additional Restrictions. All awards under the Plan and all shares of common stock issued under the plan are subject to the Stockholders Agreement, described below.

Corporate Transactions. In the event of certain corporate transactions (including the sale of substantially all of the assets or change in ownership of the stock of the Company, reorganization, recapitalization, merger, consolidation, exchange, or other restructuring), the Compensation Committee may provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, or for the accelerated vesting or delivery of shares under awards, in each case on such terms and with such restrictions as it deems appropriate. Except as otherwise provided in an award agreement, awards not assumed will terminate upon the consummation of such corporate transaction.

Adjustment. The Compensation Committee will adjust the maximum number of shares that may be delivered under the Plan in order to prevent enlargement or dilution of benefits as a result of a stock dividend or similar distribution, stock split or combination, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange, redemption, repurchase, any change in capital structure, or other transaction or event. The Compensation Committee will also make proportionate adjustments to the number and kind of shares of stock or securities subject to awards and any exercise prices or other affected provisions, and may make similar adjustments to take into account distributions or other events to avoid distortion and preserve the value of awards.

In addition, a performance award may provide that performance criteria will be subject to appropriate adjustments reflecting the effect of significant corporate transactions and similar events for the purpose of maintaining the probability that the criteria will be satisfied. Any such adjustment will be made only in the amount deemed reasonably necessary, after consultation with the Company’s accountants, to reflect the direct and measurable effect of such event.

Amendment and Termination. The Compensation Committee may amend the Plan or outstanding awards, or terminate the Plan as to future grants of awards, except that the Compensation Committee may not alter the terms of an award if it would affect adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the Plan or reserved by the Compensation Committee).

2011 Omnibus Long-Term Incentive Plan

In connection with our IPO, our board of directors adopted the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”). The Omnibus Plan replaced the 2006 Executive Incentive Plan and all equity-based awards granted since our IPO have been, and all future equity-based awards will be, granted under the Omnibus Plan. The following summary describes the material terms of the Omnibus Plan. This summary is not a complete description of all provisions of the Omnibus Plan and is qualified in its entirety by reference to the Omnibus Plan, a copy of which has been filed with the Securities and Exchange Commission.

Purpose. The purpose of the Omnibus Plan is to advance the Company’s interests by providing for the grant to participants of equity and other incentive awards.

Plan Administration. The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee has the authority, among other things, to interpret the Omnibus Plan, to determine eligibility for, grant and determine the terms of awards under the Omnibus Plan, and to do all things necessary to carry out the purposes of the Omnibus Plan. The Compensation Committee’s determinations under the Omnibus Plan are conclusive and binding.

Authorized Shares. Subject to adjustment, the maximum number of shares of common stock that may be delivered in satisfaction of awards under the Omnibus Plan is 7,000,000 shares. Shares of common stock to be issued under the Omnibus Plan may be authorized but unissued shares of common stock or previously-issued shares acquired by the Company. Any shares of common stock underlying awards that are settled in cash or otherwise expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company as a result of not having vested, or that are withheld by the Company in payment of the exercise price of an award or in satisfaction of tax withholding, will again be available for issuance under the Omnibus Plan.

Individual Limits. The maximum number of shares of stock for which stock options may be granted and the maximum number of shares of stock subject to stock appreciation rights to any person in any calendar year will each be 1,750,000 shares. The maximum number of shares subject to other awards granted to any person in any calendar year will be 600,000 shares. The maximum amount payable to any person in any twelve-month period under cash awards will be $9 million.

Eligibility. The Compensation Committee will select participants from among the key employees, directors, consultants and advisors of the Company or its affiliates who are in a position to make a significant contribution to our success. Eligibility for stock options intended to be incentive stock options (ISOs) is limited to employees of the Company or certain affiliates.

Types of Awards. The Omnibus Plan provides for grants of stock options, stock appreciation rights, restricted and unrestricted stock and stock units, performance awards and cash awards. Dividend equivalents may also be provided in connection with an award under the Omnibus Plan.

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Stock options: The exercise price of an option is not permitted to be less than the fair market value (or, in the case of an ISO granted to a ten-percent shareholder, 110% of the fair market value) of a share of common stock on the date of grant. The Compensation Committee will determine the time or times at which stock options become exercisable and the terms on which they remain exercisable.

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Stock appreciation rights: A stock appreciation right is an award that entitles the participant to receive stock or cash upon exercise equal to the excess of the value of the shares subject to the right over the base price. The base price of a stock appreciation right is not permitted to be less than the fair market value of a share of common stock on the date of grant. The Compensation Committee will determine the time or times at which stock appreciation rights become exercisable and the terms on which they remain exercisable.

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Restricted and unrestricted stock: A restricted stock award is an award of common stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions under the Omnibus Plan.

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Stock units: A stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions.

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Performance awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria. Performance awards may be stock-based or cash-based.

•	Cash awards: An award that is settled in cash.

Vesting. The Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment. The Compensation Committee will determine the effect of a termination of employment or service on an award. Unless otherwise provided by the Compensation Committee or in an award agreement, upon a termination of employment or service all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited. Unless otherwise provided for by the Compensation Committee, vested options and stock appreciation rights remain exercisable for one year following a termination of employment or service due to death and three months following any other termination of employment or service except a termination for cause (or, if shorter, for the remaining term of the option or stock appreciation right). If a participant’s employment or service is terminated for cause, all options and other awards requiring exercise, whether vested or unvested, will terminate upon such termination of employment or service.

Recovery of Compensation; Other Terms. Awards granted under the Omnibus Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return to the Company the value received with respect to awards, to the extent provided by the Compensation Committee in an award agreement, pursuant to Company policy relating to the recovery of erroneously-paid incentive compensation, or as otherwise required by law or applicable listing standards.

Performance Criteria. The Omnibus Plan provides that grants of performance awards, including cash-denominated awards and stock-based awards, will be made based upon, and subject to achieving, “performance criteria” over a performance period, which may be one or more periods as established by the Compensation Committee (provided that cash awards will have a performance period of longer than one year). Performance criteria with respect to those awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code are limited to an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; systemwide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders’ equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

To the extent consistent with the requirements of Section 162(m), the Compensation Committee may establish that in the case of any award intended to qualify as exempt performance-based compensation under Section 162(m), that one or more of the performance criteria applicable to such award be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria.

Transferability. Awards under the plan may not be transferred except through will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Compensation Committee.

Corporate Transactions. In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets or a dissolution or liquidation of the Company, the Compensation Committee may, among other things, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, or for the accelerated vesting or delivery of shares under awards, in each case on such terms and with such restrictions as it deems appropriate. Except as otherwise provided in an award agreement, awards not assumed will terminate upon the consummation of such corporate transaction.

Adjustment. In the event of certain corporate transactions (including a stock split, stock dividend, recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Omnibus Plan and the individual limits included in the Omnibus Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The Compensation Committee will also make the types of adjustments described above to take into account distributions and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion and preserve the value of awards.

Amendment and Termination. The Compensation Committee may amend the plan or outstanding awards, or terminate the plan as to future grants of awards, except that the Compensation Committee is not able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the plan or reserved by the Compensation Committee). Shareholder approval will be required for any amendment that would reduce the exercise price of any outstanding option or constitute a repricing that requires shareholder approval under the rules of The NASDAQ Global Select Market and, without such approval, the Compensation Committee will not be permitted to approve a repurchase by the Company for cash or other property of stock options or stock appreciation rights for which the exercise price or base price, as applicable, exceeds the fair market value of a share of common stock on the date of such repurchase.

Dunkin’ Brands Group, Inc. Annual Incentive Plan

In connection with our IPO, our board of directors adopted the Dunkin’ Brands Group, Inc. Annual Incentive Plan (the “Annual Plan”). Starting with our 2012 fiscal year, annual award opportunities for executive officers, including our named executive officers and other employees, will be granted under the Annual Plan. As noted above in the discussion following the “Grants of plan based awards in 2011” table, Mr. Travis’ bonus is determined under the terms of his employment agreement. The following summary describes the material terms of the Annual Plan. This summary is not a complete description of all provisions of the Annual Plan and is qualified in its entirety by reference to the Annual Plan, a copy of which has been filed with the Securities and Exchange Commission.

Administration. The Annual Plan will be administered by the Compensation Committee. The Compensation Committee has authority to interpret the Annual Plan, and any interpretation or decision by the Compensation Committee with regard to any questions arising under the Annual Plan is final and conclusive on all participants.

Eligibility. Executive officers and other employees of the Company and its affiliates will be selected from time to time by the Compensation Committee to participate in the Annual Plan.

Awards. Award opportunities under the Annual Plan will be granted by the Compensation Committee prior to, or within a specified period of time following the beginning of, the fiscal year of the Company (or other performance period selected by the Compensation Committee). The Compensation Committee will establish the performance criteria applicable to the award, the amount or amounts payable if the performance criteria are achieved, and such other terms and conditions as the Compensation Committee deems appropriate. The Annual Plan permits the grant of awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code as well as awards that are not intended to so qualify. Any awards that are intended to qualify as performance-based compensation will be administered in accordance with the requirements of Section 162(m).

Performance Criteria. Awards under the Annual Plan will be made based on, and subject to achieving, “performance criteria” established by the Compensation Committee. The performance criteria for awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code are the same as those under our Omnibus Plan, described above.

Payment. A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with the Annual Plan and the terms of the award. Following the close of the performance period, the Compensation Committee will determine (and, to the extent required by Section 162(m), certify) whether and to what extent the applicable performance criteria have been satisfied. The Compensation Committee will then determine the actual payment, if any, under each award. The Compensation Committee has the sole and absolute discretion to reduce (including to zero) the actual payment to be made under any award. The Compensation Committee will determine the payment dates for awards under the Annual Plan. No payment will be made under an award unless the participant remains employed by the Company on the payment date, except as otherwise provided by the Compensation Committee. The Compensation Committee may permit a participant to defer payment of an award under the Company’s Deferred Compensation Plan or otherwise.

Payment Limits. The maximum payment to any participant under the Annual Plan for any fiscal year will in no event exceed $5 million.

Recovery of Compensation. Awards under the Annual Plan will be subject to forfeiture, termination and rescission, and a participant who receives a payment pursuant to the Annual Plan will be obligated to return to the Company such payment, to the extent provided by the Compensation Committee in an award agreement, pursuant to Company policy relating to the recovery of erroneously-paid incentive compensation, or as otherwise required by law or applicable stock exchange listing standards.

Amendment and Termination. The Compensation Committee may amend the Annual Plan at any time, provided that any amendment will be approved by the Company’s stockholders if required by Section 162(m) of the Internal Revenue Code. The Compensation Committee may terminate the Annual Plan at any time.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2012. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

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Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

We believe Dunkin’ Brands’ performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 2, we are asking shareholders to cast an advisory vote on the compensation paid to Dunkin’ Brands’ named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 3, we are asking shareholders to cast a non-binding advisory vote on how frequently we should have say-on-pay votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two or three years; shareholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held every three years. Our executive compensation programs are intended to have a focus that is longer than the current year for which compensation is paid. As a result, the Board believes that our executive compensation programs should be evaluated over a period longer than one year, and three years is an appropriate period over which to evaluate the effectiveness of those programs. While we recognize that there are many views on the appropriateness of any interval or frequency, we believe that conducting an annual advisory “say-on-pay” vote may unnecessarily focus on short-term performance.

Although this advisory vote on frequency is not binding on Dunkin’ Brands’ Board of Directors, the Board values shareholder views as to what is an appropriate frequency for advisory “say-on-pay” votes, and welcomes the shareholders’ recommendation on this question. If a plurality of votes is cast in favor of an interval other than three years, the Board intends to consider such alternative frequency prior to determining the frequency for “say-on-pay” votes to be submitted to shareholders in the future.

Your Board of Directors recommends that shareholders vote for the three-year option in Proposal 3 as the frequency for the Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) for companies who have completed an initial public offering within the past year, the majority of the Audit Committee is composed of members who are independent, as defined by the listing standards of the NASDAQ Global Select Market and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 8 times during fiscal 2011, including four meetings held with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller, Vice President Financial Management and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG, Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 31, 2011(fiscal 2011) and the fiscal year ended December 25, 2010 (fiscal 2010) were:

In thousands	2011	2010
Audit	$1,312,281	$1,303,000
Audit Related	967,963	266,549
Tax	611,503	607,620
All Other	—	—
Total	$2,891,747	$2,177,169

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Audit fees were for professional services rendered for the audits of Dunkin’ Brands’ consolidated financial statements including financial statement schedules, reviews of interim financial statements, employee benefit plan and subsidiary audits, and assistance with review of documents filed with the SEC with respect to fiscal 2011 and fiscal 2010.

•	Audit related fees were for services related to our initial public offering and our secondary offering in fiscal 2011 and our debt offering in fiscal 2010.

•	Tax fees were for services related to tax compliance and routing consulting, including assistance with tax audits and appeals.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services, which we approved in advance, was compatible with its independence.

We reviewed the audited financial statements of Dunkin’ Brands as of December 31, 2011 and for fiscal 2011 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ financial statements, and KPMG has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2011 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2012, subject to ratification by Dunkin’ Brands’ stockholders.

Audit Committee

Michael F. Hines, Chair

Anita Balaji

Joseph Uva

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 29, 2012. We are asking stockholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), in favor of the three-year option on Proposal 3 (Advisory Vote on Frequency of Executive Compensation Advisory Votes) and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 4 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors, the Advisory Vote on Named Executive Officer Compensation or the Advisory Vote on the Frequency of Named Executive Officer Compensation Advisory Votes or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2013 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 14, 2012. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Corporate Secretary. A stockholder who intends to nominate a director or present any other proposal at the 2013 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nominating or proposal to us no earlier than January 15, 2013 and no later than February 14, 2013. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

DIRECTIONS TO THE ANNUAL MEETING

Boston Marriott Quincy

1000 Marriott Drive

Quincy, MA 02169

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands stockholder as of the close of business on April 5, 2012, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 5, 2012, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

From Logan International Airport (From the North)

Take 93 South to Route 3 South (Exit 7 to Cape Cod). On Route 3 take the immediate exit on right, Exit 18/19 (Braintree/Quincy). Bear left off ramp towards Exit 19 (‘T’ Station/Quincy). Follow to the first traffic light and turn left onto Center Street. Take an immediate left into Crown Colony Park. Then take the 4th left onto Marriott Drive. Continue up the hill on Marriott Drive to hotel.

From the South

Take Route 95 North to Route 95 North to Route 3 South (Exit 7 to Cape Cod). Follow the directions above.

From Massachusetts Turnpike (Rt 90) (From the West)

Take Route 95 South to Route 93 North to Route 3 South (Exit 7 to Cape Cod). Follow the directions above.

Parking

The Boston Marriott Quincy offers free parking. Follow the parking lot signage to the visitor parking areas.

Building Entrance

Enter the building through the main lobby.

ANNUAL MEETING OF STOCKHOLDERS OF

DUNKIN’ BRANDS GROUP, INC.

May 15, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as	ACCOUNT NUMBER
possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17175

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

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The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposal 2, FOR “3 YRS” on Proposal 3 and FOR Proposal 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all Director nominees
1. Election of Directors:				The Board of Directors recommends a vote FOR Proposal 2
		NOMINEES:			FOR	AGAINST	ABSTAIN
		01) Anthony DiNovi 02) Sandra Horbach 03) Mark Nunnelly		2. To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers	☐	☐	☐

☐	FOR ALL NOMINEES
The Board of Directors recommends a vote of 3 YRS on Proposal 3
				1 year	2 years	3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. To recommend, on an advisory basis, the frequency of advisory votes on executive compensation ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

The Board of Directors recommends a vote FOR Proposal 4
					FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the number of the nominee(s) on the line below:				4. To ratify the appointment of KPMG LLP as Dunkin’ Brands’ independent registered public accounting firm for the current fiscal year ended December 29, 2012	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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130 Royall Street

Canton, Massachusetts 02021

ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, NEIL MOSES and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Tuesday, May 15, 2012 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, IN FAVOR OF THE THREE-YEAR OPTION FOR PROPOSAL 3 AND FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposal 2, FOR “3 YRS” on Proposal 3 and FOR Proposal 4.

(Continued and to be signed on the reverse side)

¢	14475	¢